Green & Company, CPAs
A PCAOB Registered Accounting Firm

December 3, 2018

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have been furnished with a copy of the response of Item 4.01 of the Form 8-K for the event that occurred on November 26, 2018, to be filed by our former client, Alternative Investment Corporation. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in the Form 8-K mentioned above.

Sincerely,

/s/ Green & Company, CPAs LLC

Green & Company, CPAs
Tampa, FL

13907 N Dale Mabry Hwy, Site 102 Tampa, FL 33618 813.606.4388